    WORLD MONITOR TRUST--
    SERIES A
    MONTHLY REPORT/
    FEBRUARY 28, 1999

         WORLD MONITOR TRUST--SERIES A
--------------------------------------------------------------------------------
Dear Interest Holder:
Enclosed is the report for the period from January 30, 1999 to February 26, 1999 for World Monitor Trust--Series A (the 'Trust'). The net asset value of an interest as of February 26, 1999 was $101.51, an increase of 4.70% from the January 29, 1999 value of $96.95. The 1999 calendar year-to-date return for the Trust was an increase of 3.26%.

The estimated net asset value per interest as of March 15, 1999 was $99.54. Past performance is not necessarily indicative of future results.

Should you have any questions, please contact your Prudential Securities Financial Advisor. For account status inquiries, contact Prudential Securities Client Services at 1-800-535-2077.

          Sincerely yours,


          /s/ Thomas M. Lane, Jr.
          -----------------------
          Thomas M. Lane, Jr.
          President and Director
          PRUDENTIAL SECURITIES
          FUTURES MANAGEMENT INC.

Please note that the value which appears on your Prudential Securities statement is an estimated value at calendar month-end. The actual value as of the last Friday of the month is contained in this report.

STATEMENT OF OPERATIONS
----------------------------------------------------
For the period from January 30, 1999 to
  February 26, 1999
Revenues:
Realized loss on commodity
  transactions..........................   $(140,767)
Change in unrealized commodity
  positions.............................     782,633
Interest income.........................      45,938
                                           ---------
                                             687,804
                                           ---------
Expenses:
Commissions.............................      73,842
Management fee..........................      19,027
                                           ---------
                                              92,869
                                           ---------
Net gain................................   $ 594,935
                                           ---------
                                           ---------

STATEMENT OF CHANGES IN NET ASSET VALUE
------------------------------------------------------
For the period from January 30, 1998 to
  February 26, 1999

                                                Per
                                   Total      Interest
                                -----------   --------
Net asset value at beginning
  of period (119,042.736
  interests)..................  $11,540,651    $96.95
Additional contributions......    1,072,500
Net gain......................      594,935
Redemptions...................      (83,215)
                                -----------
Net asset value at end of
  period (129,291.387
  interests)..................  $13,124,871    101.51
                                -----------   --------
                                -----------
Change in net asset
  value per interest.......................    $ 4.56
                                              --------
                                              --------
Percentage change..........................      4.70%
                                              --------
                                              --------

------------------------------------------------------
I hereby affirm that, to the best of my knowledge and belief, the information contained herein relating to World Monitor Trust--Series A is accurate and complete.
                         PRUDENTIAL SECURITIES FUTURES
                                MANAGEMENT INC.


                             by: /s/ Barbara J. Brooks
                                 ---------------------
                                 Barbara J. Brooks
                                 Chief Financial Officer